ASSET PURCHASE AGREEMENT

               This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 17, 2005, between Creative Socio-Medics Corp., a Delaware corporation (the "Purchaser") and Addiction Management Systems, Inc., a New York corporation, (the "Seller"). The Purchaser and Seller are referred as the "Parties". Unless otherwise indicated, capitalized terms used but not defined are defined in Article 10.1.

        WHEREAS, Seller is engaged in the business of developing, licensing and servicing computer software for managing the clinical record keeping, billing and certain other requirements of organizations and facilities, which provide addiction management services to their clients (the "Clinics") (the "Business");

        WHEREAS, the Purchaser is a wholly owned subsidiary of Netsmart Technologies, Inc., a Delaware corporation (the "Parent");

        WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, Seller's assets used in connection with the Business, on the terms and subject to the conditions set forth in this Agreement.

        NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants and undertakings set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS
                           ---------------------------

        1.1. Purchase and Sale of the Assets. On the Closing Date (defined in
Section 2.1 below), Seller shall transfer, sell and assign to Purchaser, and Purchaser shall purchase from Seller, on the terms and subject to the conditions set forth in this Agreement, all the assets used by the Seller in connection with or related to the Business, tangible or intangible, real or personal, wherever situated, owned by Seller or in which Seller has any right, title or interest (all such assets and properties are collectively referred to in this Agreement as the "Purchased Assets"), other than the Excluded Assets (defined in
Section 1.2 below), free and clear of all Encumbrances, except for the Assumed Liabilities. The Purchased Assets include, without limitation, the following:


        (a) All patents, patent applications, trademarks, trademark applications and registrations, trade names, service marks, service names, copyrights, copyright applications and registrations, commercial and technical trade secrets, engineering, production and other designs, drawings, specifications, formulae, technology, computer and electronic data processing programs and software, inventions, processes, know-how, confidential information and other proprietary property rights and interests owned by Seller and used in connection with the operation of or related to the Business and used as of the date hereof by the Seller to service the Licensees (defined below) (the "Seller's Intellectual Property"). A complete list of the Seller's Intellectual Property is set forth on the attached Schedule 1.1(a);

        (b) All agreements in effect as of the Closing Date entered into by Seller under which Seller has agreed to (i) license or provide Seller's Intellectual Property to users/licensees and other entities to whom Seller provides such Intellectual Property and related services ("Licensees"); (ii) maintain and support the Intellectual Property and software systems licensed to Licensees; (iii) provide an interface between Licensees and laboratories; and
(iv) preserve or require Licensees to preserve confidential patient information under HIPAA (as defined below) (items (i)-(iii) are collectively referred to as the "Seller's Agreements;" item (i) is referred to as the "License Agreements"; item (ii is referred to as the "Support Agreements"; item (iii) is referred to as the "Lab Agreements;" and item (iv) is referred to as the "Business Associate Agreements"). A complete list of the customers with which AMS has License Agreements and Support Agreements as of the date hereof is set forth on the attached Schedule 1.1(b). The parties with whom AMS has Lab Agreements as of the date hereof are Bendiner Schlesinger and Ammon Laboratories. Some of the License Agreements also have related Business Associated Agreements.

        (c) The computer hardware apparatus, computers, tapes and the Seller's other tangible forms of media, electronic data processing equipment, fixtures, furniture, machinery and other equipment used by Seller to develop the Intellectual Property and to provide services offered as part of the Business, as listed on the attached Schedule 1.1(c) (the "Equipment");

        (d) The inventory of supplies, equipment (for resale) and similar items, including without limitation those listed on Schedule 1.1(d) (the "Other Assets"), which Purchaser will purchase and for which Seller will be entitled to payment (at cost) at Closing as provided below. Seller will not be required to remove (and may abandon in place) all unpurchased assets and other items of personalty located at or about the Premises;

        (e) The goodwill associated with the Business;

        (f) All third party warranties and claims under warranties relating to the Equipment;

        (g) All of Sellers books, records, files and papers of the Business (but not Seller's personal and organizational documents, books and records), to the extent in Seller's possession or control, whether in hard copy or computer format, including invoices, engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, and documentation developed or used for accounting, marketing, engineering, manufacturing or any other purpose related primarily to the conduct of the Business at any time prior to the Closing, including all creative materials (including, without limitation, films, advertising art work, color separations and the like), advertising and promotional materials and all other printed or written materials;

        (h) All of Seller's lists and records pertaining to present, former and prospective licensees and customers, distributors and suppliers of the Business with respect to the last five calendar years of its operations and to the extent in Seller's possession or control, provided that in the case of present Licensees and customers, any such records in Seller's possession and control shall be included in the Purchased Assets; and

        (i) All third party licenses for software used by Seller for the Business, to the extent they may be assigned to Purchaser. A list of such licenses is attached as Schedule 1.1(i).

        1.2 Excluded Assets. The Purchased Assets are the only assets, properties and rights being conveyed to Purchaser. Seller is not selling and Purchaser is not purchasing any assets of Seller, other than the Purchased Assets (collectively, the "Excluded Assets"). The Excluded Assets include all bank accounts, cash in the bank, artwork, all of Brady's personal effects, marketable securities, cash equivalents, accounts receivable for all periods up to and including the Closing Date;

        1.3. Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to discharge or perform, and shall defend, save, indemnify and hold Seller harmless from and against, all costs, expenses, liabilities, obligations and commitments of the Seller arising after the Closing Date with respect to the following items (collectively, the "Assumed Liabilities"): (i) the Seller's Agreements to the extent arising from or resulting from events occurring after the Closing Date; (ii) the lease (the "Lease") for space at 36-40 37th St., Long Island City, NY 11101-1606 (the "Premises"), dated October 16, 2003, a copy of which will be delivered to Purchaser prior to the date hereof; (iii) telephone, Internet/ISP, utility and other charges with respect to the Premises and/or operation of the Business or Purchaser's business therefrom; (iv) sales, personal property and other taxes on Seller's Agreements to the extent liability for the same accrues for any period after the Closing.

        1.4. Excluded Liabilities. On the Closing Date, Purchaser shall not become liable for any and all debts, liabilities or obligations of Seller, regardless of their type or nature, whether related to or incurred in connection with the Business or otherwise, including, without limitation, Seller's pension plan for its employees, other than the Assumed Liabilities (collectively, the "Excluded Liabilities").

1.5 Transfer of Seller's Agreements. At the Closing, Seller will transfer and assign to Purchaser all of its rights under the Seller's Agreements. In the event that any Seller's Agreement requires Seller to obtain the consent or approval (the "Approval") of the counterparty thereto to the sale or assignment of Seller's rights and interests therein, then (i) Seller will have no obligation to obtain the same (and will have no liability in the event it is unable to do so), (ii) Purchaser hereby assumes all risks and liabilities with respect to the inability to obtain the same; (iii) at Purchaser's request, Seller will include in the notice to Licensees to be executed by the Parties at Closing in the form attached hereto as Schedule 1.5, a request for Approvals from those Licensees specified by Purchaser; and (iv) Purchaser hereby indemnifies and agrees to save Seller and Brady (as defined below) harmless from and against any claims by Licensees arising out of or related to Approvals. The inability to obtain Approvals will in no event affect Seller's rights or Purchaser's obligations under this Agreement. If any such consent to Seller's assignment of a Seller's Agreement is required and cannot be obtained with respect to any such Seller's Agreement, then Seller and Purchaser shall cooperate in an arrangement reasonably satisfactory to both parties under which Purchaser would obtain, to the extent practicable, the claims, rights and benefits and assume the corresponding obligations under such Seller's Agreement in accordance with this Agreement, including subcontracting, sub-licensing or sub-leasing to Purchaser, or under which Seller would enforce for the benefit of

Purchaser, with Purchaser assuming Seller's obligations, any and all claims, rights and benefits of Seller against a third party thereto. Seller will promptly pay to Purchaser all monies (other than the Pre-Billed Amount defined below, and other sums that are not payable to Purchaser under the terms of this Agreement) received by Seller under any Seller Agreement or any claim, right or benefit arising thereunder, not transferred to Purchaser in accordance with the terms hereof.

        1.6. The Purchase Price. For and in consideration of the Purchased Assets, the representations, warranties, covenants and other agreements of Seller contained in this Agreement, Purchaser will pay to Seller the amount of $2,700,000 (subject to adjustments as set out in Section 1.8 below) (the "Purchase Price"). The Purchase Price shall be paid at Closing, subject to any adjustment (the "Adjustments") to be made pursuant to Section 1.8 below. Purchaser will pay the Purchase Price in good and cleared funds by Federal Funds Wire Transfer to the following account (or such the other account(s) as specified by Seller in the Closing Statement (as defined below): account of Addiction Management Systems, Inc. (Account No. 748501282165, ABA Routing No. 021000021, at Chase Bank, 196-03 Northern Boulevard, Flushing, New York, 11358, Attention Raj Persaud, Telephone No. 718-423-6344.

        1.7 Purchase Price Allocation. The aggregate consideration paid by Purchaser to Seller pursuant to this Agreement shall be allocated among the Purchased Assets, including any intangible assets, as Seller and Purchaser have agreed after negotiation. Such allocation is set forth in Schedule 1.7, and each party agrees to report the transactions contemplated by this Agreement for federal income tax and all other Tax purposes (including, but not limited to, for purposes of Section 1060 of the Code) in a manner consistent with Schedule 1.7, and to take no position inconsistent with such allocation in any administrative or judicial examination or other proceeding. Each of Purchaser and Seller shall timely file the appropriate forms in accordance with the requirements of Section 1060 of the Code.

        1.8    Purchase Price Adjustments At Closing

The Purchase Price will be adjusted at the Closing as follows:

        (a) For purposes of this Agreement, the term "Pre-Billed Amount" means
(i) the pro rata amount of all invoices billed by Seller, but not paid as of the Closing Date with respect to annual support services to be performed by the Seller for the period following the Closing Date, which pro rata amount shall be equal to the total amount of an invoice multiplied by a fraction, the numerator of which is the number of days in the billing period after the Closing Date, and the denominator of which is the total number of days in the billing period, and
(ii) the pro rata amount of all amounts paid to the Seller (other than with respect to invoices included in clause (i) of this sentence) prior to the Closing with respect to annual support services to be performed by the Seller for the periods following the Closing Date, such pro rata amount shall be equal to the total amount paid multiplied by a fraction, the numerator of which is the number of days in the billing period after the Closing Date, and the denominator of which is the number of days in the billing period. Seller shall have and retain the sole and exclusive right to receive and retain the Pre-Billed Amount, which the Parties estimate would be approximately $600,000 if the Closing Date were to occur on June 30, 2005. No adjustment will be made to the Purchase Price if the Pre-Billed Amount at the Closing Date is equal to, or less than $600,000. A schedule of the Pre-Billed amounts as of the Closing Date will be prepared by Seller for the Closing. The Pre-Billed Amount shall not include any License Fees or Other Fees due with respect to New Seller Agreements (as such terms are defined in subparagraph (b) below). In the event that the Pre-Billed Amount is more than $600,000 on the Closing Date, the Purchase Price will be reduced by the amount by which the Pre-Billed Amount exceeds $600,000. In addition to its rights set out below, Purchaser acknowledges and agrees that with respect to any Pre-Billed Amounts or other amounts set out in subparagraph (b) below that have been invoiced by Seller, but not paid by any Licensee or other party, Seller shall have and retain the right to proceed against such party for collection of any unpaid amounts, and Purchaser will reasonably cooperate with Seller in connection with any action or proceeding brought to enforce Seller's rights hereunder.

        (b) Seller acknowledges and agrees that Purchaser will be entitled to a credit at Closing against the Purchase Price for all payments (other than those included within the Pre-Billed Amount) received by Seller from Licensees, and for all amounts (other than those included within the Pre-Billed Amount) billed by Seller to Licensees after May 21, 2005 and prior to the Closing Date for (i) license fees attributable to the licensing or use of Seller's Intellectual Property or software (the "License Fees") under Seller's Agreements entered into by Seller on and after May 21, 2005 up to the Closing Date (the "New Seller's Agreements"); and for (ii) all installation and training and support services fees, and charges for customizing software, and the price of computer hardware sold to the Licensee pursuant to such New Seller's Agreements, received or billed by Seller under New Seller's Agreements entered into by Seller on and after May 21, 2005 up to the Closing Date, to the extent such installation, training, support and customization services have not been performed by Seller prior to the Closing Date, or the Seller has not paid for such computer hardware prior to the Closing Date (the "Other Fees"). Schedule 1.1(b) hereto sets out all of the New Seller Agreements in effect as of the Closing Date and the Closing Statement sets out the amount of the credit due to Purchaser hereunder.

        1.9 Adjustments at Closing At Closing, the parties will make other customary adjustments for income and expenses attributable to the Business, Assumed Liabilities and Purchased Assets. Such adjustments will be set out in the Closing Statement, and the parties will make post-closing adjustments to the same where reasonably necessary. The closing adjustments will include (a) payment to Seller for the security deposit under the Lease, (b) to the extent they have been paid, Assumed Liabilities allocated for the month in which the Closing occurs, including rent and additional rent under the Lease, and expenses attributable to the Premises and Business (e.g., utilities, telephone and ISP service, but excluding stamps and postage and other deminimus items.); (c) payment to Seller for the value at cost of all inventory used in connection with the Business and delivered to Purchaser or otherwise left at the Premises at Closing, as listed in Schedule 1.1(d); and (d) insurance premiums for policies of Seller assumed by Purchaser.

        1.10. Cooperation; Examination of Books and Records. Purchaser covenants and agrees that (i) the Pre-Billed Amount is and shall remain the sole and exclusive Property of Seller, and (ii) in the event that either Purchaser receives payment of any Pre-Billed Amount, it will promptly remit the same to Seller. For a period of 10 months following the Closing, Seller shall have the right if it reasonably believes that Purchaser has not remitted any payment due to Seller hereunder, and upon reasonable notice to enter upon the Premises and Purchaser's offices for purposes of (i) accessing and receiving mail addressed to Seller; and (ii) examine Parent's and Purchaser's books and records in order to confirm compliance with the provisions of this Section 1.10. Seller hereby agrees to indemnify, defend and save Purchaser harmless from and against any and all costs, liens, losses, claims, liabilities or expenses relating to personal injury or property damage, including reasonable attorneys' fees and costs, arising out of or related to Seller's negligent acts or willful misconduct related to any entry upon or activities at the Premises and Purchaser's offices with respect to Seller's conduct of its due diligence investigations under this
Section 1.10. Purchaser and Parent agree to cooperate with Seller in the event of any such examination, and to provide copies of documentation where reasonably requested by Seller Any such examination shall be at Seller's sole cost and expense unless Seller shall discover any material breach or default on Purchaser's part. The provisions of this Section 1.10 will survive the Closing.

                                   ARTICLE II
                                   THE CLOSING
                                   -----------


        2.1. The Closing. The closing of the transaction contemplated hereby (the "Closing") shall take place on June 17, 2005, at the offices of Parent at 3500 Sunrise Highway, Great River, New York, 11751, or at such other place as may be mutually agreeable to each of the Parties (the "Closing Date"). The parties may mutually agree on an earlier Closing date. The Closing shall be effective as of 12:01 a.m. on the day immediately following the Closing. The parties agree that the statement (the "Closing Statement")annexed hereto as
Schedule 2.1 reflects all financial aspects of the transaction, including the final Purchase Price, and all closing adjustments and sums, due from Purchaser at the Closing and the manner in which Seller elects to have such amounts paid.


                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

        The Seller does hereby represent and warrant to the Purchaser as of the date of this Agreement as follows:

        3.1. Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. The Seller has full corporate power and authority to carry on the Business as such business is now being conducted and to own the properties and assets it now owns.

        3.2. Authorization, etc. Seller has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements, documents, instruments, exhibits, schedules, and certificates that Seller is required to execute under the terms of this Agreement (the "Other Seller Documents"), to perform fully its obligations under this Agreement and the Other Seller Agreements, and to consummate the transactions contemplated hereby and thereby. The Board of Directors and, if necessary, the shareholders, of Seller have taken all action required to authorize the execution and delivery of this Agreement and the Other Seller Documents by Seller, the performance of the obligations of Seller hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Seller are necessary to authorize the execution and delivery of this Agreement and the Other Seller Documents by Seller or the performance by Seller of its obligations hereunder and thereunder. This Agreement constitutes, and the Other Seller Documents to which Seller is a party, when executed and delivered, will constitute, legal, valid and binding obligations of the Seller, enforceable against it in accordance with their terms.

        3.3. No Conflicts, etc. The execution, delivery and performance by the Seller of this Agreement and the Other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under: (a) to the Seller's Knowledge, any Applicable Law applicable to the Seller or the Purchased Assets; or (b) the articles of incorporation or bylaws or other organizational documents of the Seller; or (c) any Seller Agreement or other Material Contract; provided, however, that Seller makes no representation with respect to, and Purchaser hereby assumes all risks relating to, the need for Approvals relating to assignment of the Seller's Agreements.

        3.4. Litigation. Except as set forth on Schedule 3.4, there is no Action pending, or to the Seller's Knowledge threatened, against or that would adversely affect the Seller in connection with the Purchased Assets, the Business or transactions contemplated by this Agreement nor does Seller have any Knowledge of any basis for the commencement of any such Action against Seller. Seller is not in default with respect to any order, writ, injunction or decree of any court or other governmental department, commission, board, agency or instrumentality, and there are no such orders, writs, injunctions or decrees in existence.

        3.5. Intellectual Property. Schedule 1.1(a) lists all of the Seller's Intellectual Property developed and/or owned by Seller and used in connection with or related to the Business as currently conducted. Seller has the complete and unrestricted right to use and own, has good and marketable title to and has the exclusive right to assign its entire right, title and interest in and to all of the Seller's Intellectual Property, Seller has no Knowledge that it has infringed, misappropriated or misused any patent, trademark, trade name, copyright (or application for any of the foregoing), trade secret, know-how or confidential information or data of any other Person. Seller has never received any claim, charge, complaint or notice alleging any such interference, infringement, misappropriation, conflict or violation, including any claim that the Business must license or refrain from using such rights of a third party. To Seller's Knowledge, there has been no infringement, misappropriation or misuse of any of the Seller's Intellectual Property. The consummation of the transactions completed by this Agreement will not result in the loss or impairment of any of the Seller's Intellectual Property.

        3.6. Purchased Assets. Except for the Excluded Assets and any computer hardware and equipment, pumps, and other items of personal property and equipment that Seller re-sells to customers, the Purchased Assets constitute all of the assets that are owned by Seller and used in the operation of the Business. To its Knowledge, the Equipment being used by the Seller in the Business as of the date hereof, whether leased or owned, is in working order, repair and operating condition. There are no outstanding liens on the Purchased Assets, except as set forth on Schedule 3.6 (the "Liens,") and Seller has and will convey to the Purchaser at Closing all of Seller's rights and interests and to the Purchased Assets, free and clear of any and all Encumbrances.

        3.7. Material Contracts. Other than: (a) this Agreement, the Lease, the Seller's Agreements, and the other agreements and documents contemplated hereby,
(b) any New Seller's Agreements for Licenses, Support or other services to be provided by Seller or Purchaser in the ordinary course of the Business; and (c) any other contract, agreement or commitment that: (i) by its terms, terminates, or may be terminated by the Seller without penalty within one year of the Closing Date and (ii) is in an amount less than $7,500.00, Schedule 3.7 hereto lists all of the written contracts relating to the Business (the "Material Contracts"). Except as expressly set forth in each Material Contract or set forth in the Schedule 3.7, to Seller's Knowledge, no consent of any third party is required under any Material Contract as a result of or in connection with, the Closing under this Agreement, and the enforceability of any Material Contract will not be affected in any manner by, the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. A true, correct and complete copy of each Material Contract will be delivered to Purchaser prior to the date hereof.

        3.8. Compliance with Applicable Laws and Regulations. To its Knowledge, Seller has not violated any laws, regulations, rules, orders, judgments, decrees and other requirements imposed by any governmental authority applicable to it in the operation and ownership of the Business, which could result in liability of $5,000 or more. No notice, warning or information request has been received by the Seller with respect to any alleged violation or violation by the Seller of any such legal requirements.

        3.9. Permits and Licenses. To its Knowledge, Seller has obtained all permits, licenses, franchises and other authorizations necessary with respect to the conduct of the Business, and Seller has not engaged in any activity which would cause revocation or suspension of any such permits, licenses, franchises or authorizations. All such permits, licenses, franchises or authorizations that Seller deems necessary for the conduct of the Business are in full force and effect and no action or proceeding has been commenced or threatened with respect to the revocation or suspension of any such permits, licenses, franchises or authorizations to Seller's Knowledge. A true, correct and complete copy of each permit, license, franchises and other authorization will be delivered to Purchaser prior to the date hereof.

        3.10. Employees; Labor Matters, etc. Schedule 3.10 contains a complete and accurate list of all of the Seller's current employees (the "Employees") and independent contractors, their respective dates of hire or retention, salaries or hourly rates (as the case may be), annual bonuses (last paid or payable), if any, unused accrued vacation entitlements, and a list and total value of any other fringe benefits or incentive compensation paid or payable. Except as specifically set forth on Schedule 3.10, (a) no employee or independent contractor is subject to an employment or consulting agreement and (b) to Seller's Knowledge, all employees are actively at work and no employee is currently on a leave of absence, layoff, suspension, workers compensation, short-term or long-term disability or otherwise not actively performing his or her work during all normally scheduled business hours, and (c) Seller has paid all salaries, bonuses, fees, and other amounts due to the Employees and independent consultants up to the Closing Date. Seller has no COBRA liability with respect to any individual, other than individuals identified on Schedule 3.10.

        3.11. Employee Benefit Plans. Schedule 3.11 lists each pension, retirement, profit-sharing, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, or any other employee benefit plan, whether or not terminated and whether or not funded, including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the Seller or any ERISA Affiliate contributes or is a party or is bound or under which it has liability ("Employee Benefit Plans"). For purposes of this Agreement an "ERISA Affiliate" of the Seller means any corporation or unincorporated trade or business (including, without limitation, any partnership, limited liability company or sole proprietorship) that, together with the Seller, is considered a single employer within the meaning of Code Section 414(b), (c), (m), (n) or (o). The Seller has made available to the Purchaser prior to the date of this Agreement true, correct and complete copies of all Employee Benefit Plans and to Seller's Knowledge, all material documents pursuant to which such plans are maintained, administered and funded.

        3.12. Tax Matters.

        (a) To its Knowledge, (a) Seller has filed all Tax Returns with respect to the Seller and the Business which it is required to file under applicable laws and regulations, and (b) all such Tax Returns are complete and correct and have been prepared in compliance with all applicable laws and regulations.

        (b) To its Knowledge, the Seller has paid all Taxes with respect to the Seller and the Business due and owing by it (whether or not such Taxes are required to be shown on a Tax Return) and has withheld and paid over to the appropriate taxing authority all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholder, creditor or other third party.

        (c) Seller has not waived any statute of limitations with respect to any Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency with respect to the Business.

        (d) Since January 1, 2005, Seller has not incurred any liability for Taxes with respect to the Business other than in the ordinary course.

        (e) No foreign, federal, state or local tax audits or administrative or judicial proceedings are pending or being conducted with respect to Seller with respect to the Business.

        (f) Seller has not received from any foreign, federal, state or local taxing authority any written notice indicating an intent to open an audit or other review with respect to the Business.

        (g) To Seller's Knowledge there is no dispute, audit, investigation, proceeding or claim concerning any liability with respect to Taxes of the Seller in connection with the Business either (i) claimed or raised by any authority in writing or (ii) to the Knowledge of Seller, threatened based upon contact with any such authority. The Seller is not a party to any action, proceeding, audit, investigation or inquiry by any government authority relating to Taxes, which could result in a liability to the Buyer.

        3.13. Seller's Agreements Each of the Seller's Agreements with the parties set out in Schedule 1.1(b) is in full force and effect on the date hereof. Seller has received no written notice that it is in default of any obligations required to be performed by it to date under, and to its Knowledge, is not in default in respect of, any such Seller's Agreements. To Seller's Knowledge, except for periodic late payments or arrears by third parties thereunder, no such other party to any such Seller's Agreements is in default in respect thereof, and otherwise, to Seller's Knowledge and except as set out in each of the Seller's Agreements, there are no grounds for the termination or cancellation of such Seller's Agreement by the Seller or a Licensee. No other party to a Seller's Agreement has, to Seller's Knowledge, provided Seller with written notice that Seller is in default under such Seller's Agreement or that it intends to terminate or fail to renew any such Seller's Agreement. Any provision hereof to the contrary notwithstanding, Seller makes no representations with respect to whether the Seller's Agreements may be assigned without first obtaining Approvals, and Purchaser hereby assumes all risks and liabilities with respect to the failure to obtain such Approvals, or the exercise by any party of a right to terminate any of the Seller's Agreements by virtue of this Agreement or the Closing hereunder. Purchaser further acknowledges and agrees that Seller makes no representations that Seller's Intellectual Property or any of its products or services are error or "bug" free, and that Licensees from time to time have expressed dissatisfaction with Seller or the performance of its Intellectual Property. Seller has set out in a letter dated as of June 17, 2005 an itemization of certain Licensees that have expressed dissatisfaction from time to time with the Intellectual Property and/or Seller's provision of products or services to them, and the reasons given for such dissatisfaction.

        3.14. No Undisclosed Liabilities. Except as reflected in the Financial Statements, and except for current liabilities incurred by Seller directly in connection with the operation of the Business in the ordinary course, and the Assumed Liabilities, Seller has no material debts, liabilities or obligations of any nature or kind arising out of transactions entered into, at or prior to the Closing (other than Seller's Agreements requiring Approvals), which could reasonably be expected to prevent Seller from being able to sell and assign the Purchased Assets to Purchaser in accordance with the terms of this Agreement, or which could affect, in any material way, Seller's ability to enter into or consummate this Agreement or perform its obligations hereunder. Except for Seller's representation that it has not received any written notice of a violation by it under any Business Associate Agreement executed by Seller, Seller makes no representation with regard to compliance of the Purchased Assets with the requirements of the federal Health Insurance Portability and Accountability Act of 1996, as amended.

        3.15. Consents and Approvals of Governmental Authorities. To its Knowledge, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Seller in connection with the execution or delivery by the Seller of this Agreement or any of the Other Sale Documents, the performance by the Seller of its obligations thereunder or the consummation by the Seller of the transactions contemplated hereby or thereby.

        3.16 No Untrue Statement. No representation or warranty made by Seller in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

        3.17. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Seller in such manner as to give rise to any valid claim against the Purchaser for any brokerage or finder's commission, fee or similar compensation.

        3.18 Revenue From Support Agreements. Schedule 1.1(b) sets forth the annualized Gross Revenues payable with respect to each Support Agreement in effect as of the date hereof. Seller has not received any written notice of the termination of a Support Agreement by a Licensee. Other than periodic late payments and arrears, all revenues due to Seller are being collected by Seller under the Support Agreements, and Seller provides support services as required by the current Support Agreements, with a staff of not more than eight fulltime employees as of the date hereof.

        3.19 HIPAA. Seller has not received any notice from any governmental agency or authority advising it that its Intellectual Property does not comply with the requirements of the Health Insurance Portability and Accountability Act of 1996, as codified at 42 U.S.C. section 1320d ("HIPAA").

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------
                           OF THE PURCHASER AND PARENT
                           ---------------------------

        The Purchaser represents and warrants to the Seller as of the date of this Agreement as follows:

        4.1. Corporate Status. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        4.2. Authorization, etc. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, and the other agreements, documents, instruments, exhibits, schedules, and certificates of Purchaser or Parent contemplated hereby (the "Other Buyer Documents"), to perform fully their respective obligations under this Agreement, and the Other Buyer Documents, and to consummate the transactions contemplated hereby and thereby. The Board of Directors and, if necessary, the shareholders, of Purchaser have taken all action required to authorize the execution and delivery of this Agreement and the Other Buyer Documents by Purchaser , the performance of the obligations of the Purchaser hereunder and thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and the Other Buyer Documents or the performance by Purchaser of its obligations hereunder and thereunder. This Agreement constitutes, and the Other Buyer Documents to which Purchaser or Parent is a party, when executed and delivered, will constitute, legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their terms.

        4.3. No Conflicts, etc. The execution, delivery and performance by the Purchaser of this Agreement and the Other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both): (a) any Applicable Law applicable to the Purchaser , (b) the certificate of incorporation or by-laws or other organizational documents of the Purchaser or (c) any material contract, agreement or other instrument to which the Purchaser are parties or by which the Purchaser or are bound.

        4.4. Litigation. There is no material Action pending, or to the Purchaser's Knowledge threatened, against or relating to the Purchaser or relating to the transactions contemplated by this Agreement that would have a material adverse effect on the Purchaser's ability to satisfy the Assumed Liabilities.

        4.5. Available Funds. The Purchaser has funds available to consummate the transactions contemplated by this Agreement, including without limitation making all payments due to Seller hereunder and to satisfy the Assumed Liabilities in accordance with their terms, and Purchaser's bank has approved the transactions contemplated hereby.

        4.8. No Untrue Statement. No representation or warranty made by Purchaser in this Agreement or Other Buyer Documents, nor any statement, certificate, exhibit, schedule or list furnished by Purchaser to Seller pursuant hereto or in connection herewith and referred to herein, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

        4.9. Brokers, Finders, etc. All negotiations relating to this Agreement and the transaction contemplated hereby, have been carried on without the participation of any Person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

        4.10 Except for current liabilities incurred by Purchaser directly in connection with the operation of their businesses in the ordinary course since January 1, 2005, Purchaser has not incurred any material debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the Closing, or any action or inaction at or prior to the Closing or any state of facts existing at or prior to the Closing and which could affect, in any material way, Purchaser's ability to enter into or consummate this Agreement or perform its obligations hereunder.

        4.11 Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by the Purchaser in connection with the execution or delivery by the Purchaser of this

Agreement or any of the Other Buyer Documents, the performance by the Purchaser of their obligations thereunder or the consummation by the Purchaser of the transactions contemplated hereby or thereby.

        4.12 Access to Information - Purchaser and Parent are engaged, among other thing, in the software business and compete with the Business of the Seller, and as such, Purchaser and Parent are familiar with the business in which Seller is engaged; and are not relying on any projections, information, representations or warranties by Seller or any other parties not expressly set forth herein. Pursuant that certain letter agreement dated as of May 28, 2005 (the "Letter Agreement"), Purchaser has been given access the information it deemed material and necessary as a precondition to executing this Agreement and Other Buyer Documents. Purchaser agrees to promptly advise Seller in the event that it becomes aware of any misstatement or omission of material facts by Seller in this Agreement, or misrepresentations by Seller under Article 3 of this Agreement. Purchaser's failure to provide such notice or advice to Seller shall not provide Seller with a defense to a claim for breach by Seller of a warranty or representation made by it hereunder.

                                    ARTICLE V
                         OTHER COVENANTS AND AGREEMENTS
                         ------------------------------

        5.1. Employees' Continued Employment. Other than in the case of Mathew Arnheiter ("MA"), nothing contained in this Agreement shall obligate Purchaser to employ any employees of the Seller. Nothing contained in this Agreement shall confer upon any employee of the Seller any right to continued employment after the Closing Date, except with respect to MA.

        5.2. Access; Due Diligence. During the Due Diligence Period defined in the Letter Agreement, Seller provided access and information to Purchaser, and Purchaser, based on such access and information, satisfied itself as to information needed in order to evaluate entering into this Agreement and closing hereunder. The terms and conditions of the Letter Agreement are hereby incorporated herein by reference and made a part hereof. If, following the Closing Date, it is necessary that Purchaser or Seller obtain additional information relating to the Purchased Assets and Business or Assumed Liabilities for the period prior to or after the Closing Date in order to ascertain Purchaser's and Seller's compliance with its obligations under Article 1 above or to properly prepare documents or reports required to be filed with Governmental Authorities or financial statements, and such information is within the other party's possession, Purchaser or Seller, as applicable, will (at the requesting party's sole reasonable cost and expense) furnish or cause its representatives to furnish such information to the other party. Such information shall include, without limitation, all agreements between Seller and any Person relating to the Purchased Assets, Assumed Liabilities, and New Seller's Agreements (to the extent the same were not delivered to Purchaser at the Closing). Purchaser is deemed to be familiar with the Seller's Intellectual Property, the Seller's Agreements and Other Assets ,and the Assumed Liabilities as of the Closing (provided, however, that Purchaser shall not be deemed to be familiar with or to have accepted those matters or conditions, if any, that Seller failed to disclose to Purchaser, or which Purchaser could not have reasonably ascertained by its examination of the Seller's Intellectual Property, the Seller's Agreements and Other Assets and, Assumed Liabilities. Seller will not be liable for, and Purchaser hereby releases Seller from any claims relating to, errors or bugs in the Intellectual Property or in any software or systems sold or licensed by Seller and transferred to Purchaser hereunder, other than errors or bugs which result in a claim of infringement by a third party (other than claims of infringement arising out of modifications or changes to the Intellectual Property after the date hereof). Subject to the foregoing , Purchaser agrees to promptly advise Seller if it becomes aware of any misstatement or omission of material facts by Seller in this Agreement, or misrepresentations by Seller under Article 3. Purchaser's failure to provide such notice or advice to Seller shall not provide Seller with a defense to any claim of a breach by Seller of a warranty or representation made by it hereunder.

        Purchaser further acknowledges that neither Seller, nor any agent, employee or representative of Seller or any other person purporting to represent Seller has made, and Purchaser has not been induced by nor relied upon, any statement, warranty or representation, whether express or implied, as to the subject matter of this Agreement, except as are expressly set out herein. Purchaser hereby agrees to indemnify, defend and save Seller harmless from and against any and all costs, liens, losses, claims, liabilities or expenses relating to personal injury or property damage, including reasonable attorneys' fees and costs, arising out of or related to Purchaser's activities or conduct of its due diligence investigations under this Agreement. The indemnities and representations (each of which shall be deemed repeated at the Closing) by Purchaser and Seller herein shall survive the Closing Date or the expiration or termination of this Agreement (subject to the terms, conditions and limitations set out in Article 6 below).

        5.3. Transfer Tax. Seller and Purchaser shall comply with the requirements of any state, city or local law, statute, ordinance, regulation or otherwise in any state, city or locality in which any of the Purchased Assets is located, which law, statute, ordinance or regulation imposes a sales tax, transfer, recording or gains tax and/or filing requirement in connection with the transfer of the Purchased Assets ("Transfer Taxes"). Seller shall pay all sums due under the Transfer Taxes in the manner required by law with respect to all intangible assets, and Purchaser shall pay the same with respect to all machinery, equipment and other tangible assets.

        5.4. Financial Statements. Purchaser has received and during the Due Diligence Period will review Seller's financial statements for its fiscal year ended December 31, 2003 and December 31, 2004, and for the quarter ended March 31, 2005 (collectively, the "Financial Statements") in order to confirm that they fairly in all material respects reflect the financial position of the Seller at such dates and the results of operations and cash flows for the respective periods ended on such dates.

        5.5. Continuing Employees. On the Closing Date, Seller shall terminate all of the Seller's employees and the Purchaser shall offer employment to commence immediately on the Closing Date to MA and those employees of the Seller who are employed immediately prior to the Closing Date and are listed on
Schedule 5.5 ("Continuing Employees") in substantially the same position held by them prior to the Closing and on terms and conditions that are, to the extent consistent with the Purchaser's existing employment terms, conditions and policies, comparable to those enjoyed by such employees prior to the Closing; provided, that the foregoing shall not limit any specific requirement herein as to coverage for Continuing Employees under specific plans or programs of the Purchaser. Seller makes no warranty or representation that MA or any other of the Employees will agree to work for Purchaser, and except in the event MA refuses to enter into the Employment Agreement (defined below), Purchaser's obligations under this Agreement shall in no event be affected by the refusal of any Employee other than MA to so accept employment with Purchaser, or to remain in Purchaser's employ. From and after the Closing Date, Purchaser shall be responsible for payment of all salaries, health benefits, withholding taxes, vacation pay, and other compensation or payments required to be made with respect to MA and any other Employees that agree to work for Purchaser for the period subsequent to the Closing Date.

        5.6. Health and Welfare Benefits. As of the Closing Date, the Purchaser shall commence coverage of Continuing Employees under any life insurance and disability plans, programs and arrangements that it then provides to its other employees on the same terms and conditions as are made available to Parent's employees generally. As of the Closing Date, the Purchaser shall commence coverage of Continuing Employees under any medical, hospitalization and dental programs or arrangements that it then provides to its other employees; provided, that the Purchaser shall, to the extent permitted by such programs, waive any preexisting conditions exclusion or limitation otherwise applicable under its medical, hospitalization and dental plans. The Seller shall retain all liability for claims incurred prior to the Closing Date under its employee benefit plans and programs, including its medical, hospitalization and dental plans. The Purchaser shall assume all liability for claims incurred on or after the Closing Date under its employee benefit plans and programs, including its medical, hospitalization and dental plans. For purposes of this Section 5.6, a claim shall be considered incurred at the time goods or services are rendered in connection with a benefit covered under the particular plan.

        5.7. Discharge of Assumed Liabilities. Purchaser will discharge, before the same shall become delinquent, the Assumed Liabilities; provided, however, that as long as Seller shall not be exposed to any cost, loss or liability as the result thereof, unless Purchaser agrees to indemnify Seller against such cost, loss or liability, Purchaser shall not be required to discharge any Assumed Liability whose applicability or validity is being contested in good faith by appropriate proceedings and, if required by generally accepted accounting principles, for which adequate provision has been made.

        5.8. Expenses. Except as set forth in this Section, each of the Seller and the Purchaser will bear their respective obligations and expenses (including legal fees and expenses) incurred in connection with this Agreement or arising as a result of the transaction contemplated by this Agreement.

        5.9 Notice of Material Developments. From the date of this Agreement until the Closing Date, Seller and Purchaser and Parent will give prompt written notice to the each other of any material development affecting the ability of such party to consummate the transactions contemplated in this Agreement.

        5.10 Bulk Sales. Purchaser waives compliance by Seller with the bulk sales law of New York State or any other state or jurisdiction where Seller conducts its business or had existing creditors on the Closing Date. Seller agrees to pay all of its just debts and liabilities, except as assumed by Purchaser hereunder, and will indemnify Purchaser for any Loss resulting from its failure to comply with any bulk sales laws relating to the sale of the Purchased Assets.

        5.11 Confidentiality. The provisions of this Agreement to the contrary notwithstanding, until the Closing Date, Purchaser and Parent covenant and agree that all information and materials provided to them shall be held and maintained in strictest confidence in accordance with the terms of the Letter Agreement and that certain Confidentiality Agreement dated as of March 22, 2005 (the "Confidentiality Agreement"), the terms of which are hereby incorporated herein by reference and made a part of this Agreement as if set out in full. Neither Purchaser nor Parent will furnish any third parties, other than employees, attorneys, accountant's and other similar agents of Purchaser or Parent with any information or materials pertaining to Seller unless and until such parties shall have agreed in writing (with a copy to Seller) be bound by the terms and provisions of a confidentiality agreement which is at least as restrictive as the Confidentiality Agreement.

        5.12 No Communications. Purchaser and Parent acknowledge that they are competitors of Seller, and that their communications with Licensees or Prospects, including advising any of the same of the existence of, or pendency of the transaction contemplated by, this Agreement, could cause Seller irrevocable harm and damage, Accordingly, without first receiving Seller's prior written approval, neither Purchaser nor Parent will communicate with or contact any Licensee or Prospect. The provisions of this Section 5.10.3 will survive any termination of this Agreement.

                                   ARTICLE VI
           SURVIVAL OF REPRESENTAIONS AND WARRANTIES; INDEMNIFICATION

        6.1 Survival of Representations and Warranties. Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until one (1) year following the Closing Date; provided, however, that any such representation or warranty as to which a claim shall have been asserted in writing during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

        6.2. Indemnification by Purchaser. Purchaser hereby agrees to indemnify, defend and hold harmless Seller, Seller's officers, directors, shareholders, employees, independent contractors, agents, successors and assigns and Brady (collectively, the "Seller Parties") from and against any and all Losses (as hereinafter defined) which any of the Seller Parties actually incur which are based on, the result of, arise out of or are otherwise related to any of the following:

        (a) any material breach of any representation or warranty of Purchaser or Parent contained in this Agreement, (provided, however, that Purchaser shall have no liability under this Agreement for the first $20,000 of damages arising out of or relating to any misrepresentation or breach of a warranty or representation by Purchaser);

        (b) any breach (other than of a representation or warranty) or failure of Purchaser to perform any covenant or agreement required to be performed by it pursuant to this Agreement or any of the Other Buyer Documents;

        (c) Losses resulting from the Premises, Purchased Assets and/or the Business from and after the Closing Date, other than Losses which result from use or operation of the Premises Purchased Assets and/or Business prior to the Closing, including without limitation, Losses which result from a claim of infringement by a third party after the Closing (but not including claims of infringement arising out of modifications or changes to the Intellectual Property after the Closing); and

        (d) the Assumed Liabilities, or Purchaser's failure to perform, pay and discharge any Assumed Liability following the Closing.

        6.3. Indemnification by Seller. Seller agrees to indemnify, defend and hold harmless Purchaser and its officers and directors (collectively, the "Purchaser Parties") from and against any and all Losses which any of the Purchaser Parties actually incur which are based on, the result of, arise out of or are otherwise related to any of the following:

        (a) any material breach of any representation or warranty of Seller contained in, this Agreement, (provided, however, that Seller shall have no liability under this Agreement for the first $20,000 of damages arising out of or relating to any misrepresentation or breach of a warranty or representation by Seller);

        (b) any breach (other than of a representation or warranty)or failure of Seller or to perform any covenant or agreement required to be performed by Seller pursuant to this Agreement or in the Assignment; and

        (c) any Excluded Liability, or Seller's failure to perform, pay and discharge any Excluded Liability prior to or following the Closing.

The provisions hereof to the contrary notwithstanding, Seller will not be deemed to have indemnified Purchaser from and against (i) any Losses arising out of Seller's Agreements resulting from Purchaser's actions or omissions, occurring from and after the Closing Date, or (ii) Assumed Liabilities to the extent liability for the same accrues for any period after the Closing.

        6.4. Minimization of Indemnities. Each Party shall use reasonable efforts to minimize the indemnification obligations of the other Party under this Article 6 by, among other reasonable things and without limiting the generality of the foregoing, taking such reasonable remedial action as it believes may minimize such obligation.

        6.5. Limitations on Indemnification. Except with respect to liabilities under Section 6.2(a) or 6.3(a) above, neither Purchaser on the one hand, nor Seller on the other hand shall be liable to the other for any claim for indemnifiable damages unless the aggregate of all Losses exceeds two Thousand Five Hundred Dollars ($2,500), whereupon such Party shall be liable for the amount of all Losses incurred by the Party claiming indemnification (the "Claimant").

        6.6. Claims for Indemnification. The Parties intend that all indemnification claims hereunder be made as promptly as practicable by the Claimant. Whenever any claim arises for indemnification hereunder the Claimant will promptly notify the party from whom indemnification is sought (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the case of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings of a third party (a "Third Party Claim"), the notice to the Indemnifying Party will specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The failure to so notify the Indemnifying Party shall not constitute a waiver of such claim but a Claimant shall not be entitled to receive any indemnification with respect to any Loss that occurred as a result of the failure of the Claimant to give such notice. The Indemnifying Party shall have the right (without prejudice to the right of any Claimant to participate at its expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so not later than twenty days following notice thereof of such claim by the Claimant or such shorter time period as required so that the interests of the Claimant would not be materially prejudiced as a result of its failure to have received such notice; provided, however, that if the defendants in any action shall include both an Indemnifying Party and a Claimant and the Claimant shall have reasonably concluded that counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Claimant, the Claimant shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the Indemnifying Party. If the Indemnifying Party does not so choose to defend or prosecute any such claim asserted by a third party for which a Claimant would be entitled to indemnification hereunder, then the Claimant shall be entitled to recover from the Indemnifying Party, on a monthly basis, all of its attorneys' reasonable fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. Notwithstanding the assumption of the defense of any claim by an Indemnifying Party pursuant to this Article, the Claimant shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld). In the event that the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall have the right to dispute and defend such Third Party Claims and thereafter so defend and pay any adverse final judgment or award or settlement amount in regard thereto. Except as otherwise provided herein, the Claimant will not settle or compromise any Third Party Claim for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld. If the Indemnifying Party is of the opinion that the Claimant is not entitled to indemnification, or is not entitled to indemnification in the amount claimed in such notice, it will deliver, within twenty (20) business days after the receipt of such notice, a written objection to such claim and written specifications in reasonable detail of the aspects or details objected to, and the grounds for such objection. The Indemnifying Party and the Claimant shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The Claimant shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Section 6.2 or Section 6.3, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Article 6.6. The provisions hereof to the contrary notwithstanding, Purchaser agrees to include Seller and Brady as insureds under its contract liability, general liability and products liability insurance policies, naming Seller and Brady as insureds thereunder for so long as the Seller's Agreements remain in effect. Except in instances where Seller is determined to be liable under its indemnification obligations in Article 6 of this Agreement, Purchaser further agrees to look first to its insurance carrier(s) under any such policies for recovery prior to asserting any claim against Seller with respect to the same. Purchaser shall provide Seller, with thirty days notice of cancellation of any such policy. The provisions of this
Article VI will survive Closing.

        6.7 For purposes of this Article VI, the term "Losses" shall mean all damages, liabilities, losses, costs and expenses (including reasonable attorneys' and consultants' fees) of every kind, nature or description, it being the intent of the parties that the amount of any such Loss shall be the amount necessary to restore the indemnified party to the position it would have been in (economically or otherwise), including any costs or expenses incident to such restoration, had the breach, event, occurrence or condition occasioning such Loss never occurred.

        6.8 Seller agrees that the Net Proceeds (as defined herein) from the Closing as provided in this Section 6.8 shall be held as a reserve to secure Seller's liability under this Article 6 in the manner set out herein. For purposes hereof, the term Net Proceeds shall mean $2,641,945. Out of the net Proceeds, $2,000,000 (the "Retained Proceeds") shall be retained by Seller, and not released, distributed or paid as a dividend to its shareholders, or otherwise used or expended, except as follows: (a) 100% of the Retained Proceeds shall be held and retained by Seller until the last day of the third full calendar month following the Closing Date, on which day, Seller may release, distribute, dividend out, use or expend 25% of the Retained Proceeds; (b) the remaining Net Proceeds shall then be held until the last day of the sixth full calendar month following the Closing Date, on which day, Seller may release, distribute, dividend out, use or expend 25% of the remaining Retained Proceeds;
(c) the remaining Retained Proceeds shall then be held until June 17, 2006 (the "Distribution Date") on which day, Seller may release, distribute, dividend out, use or expend the balance of the Net Proceeds then remaining. The dates on which Seller may release part or the remainder of the Retained Proceeds are herinafter referred to as a "Release Date". Notwithstanding the foregoing, in the event an indemnification claim has been made against Seller under this Article VI at any time before the final Release Date, the amount to be released at a Release Date shall be reduced by the amount of any indemnification claim made against Seller prior to such Release Date. Except for claims asserted by Purchaser against Seller prior to the Distribution Date, the Seller Parties shall leave no further liability under this Agreement or the other Seller Documents from and after the Distribution Date (except that Seller and Brady shall remain liable for any breach of the Covenant not to compete annexed to this Agreement as Exhibit C).

        6.9 Dr. Ronald Brady ("Brady"), controlling principal of Seller, and its President and its sole director has agreed to guarantee the obligations of Seller under Section 6.8 above in accordance with the terms of the Guaranty (the "Brady Guaranty") annexed hereto as Exhibit E, which Seller will cause Brady to execute and deliver at Closing. Parent has agreed to guarantee the obligations of Purchaser under this Agreement and the Other Buyer Documents in accordance with the form of guaranty attached hereto as Exhibit E-1, which Purchaser shall cause Parent to execute and deliver at the Closing (the "Parent Guaranty").

        6.10. Notwithstanding anything contained in this Agreement, the Other Seller's Documents or the Other Buyer's Documents, except in the case of fraud, neither party hereto shall be liable to the other for indirect, special, incidental, consequential or punitive damages claimed by such other party resulting from such first party's breach of its representations, warranties or covenants hereunder. The parties further acknowledge and agree that their sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Business, the Purchased Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be pursuant to the indemnification provisions set forth in this Article VI, and (i) Purchaser further agrees that its sole recourse against the Seller Parties with respect to this Agreement shall be limited to the amount of the Net Proceeds, and (ii) Seller further agrees that its sole recourse against the Purchaser Parties with respect to this Agreement shall (other than with respect to the obligations under Section 6.2(c) or (d) above) be limited to the amount of the Net Proceeds. In furtherance of the foregoing, the parties hereby waive, from and after the Closing, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) Purchaser may have against Seller or Seller may have against Purchaser, or any of their respective directors, officers and employees arising under or based upon any Federal, State, provincial, local or foreign statute, law, ordinance, rule or regulation (except pursuant to the indemnification provisions set forth in this Article
VI).

                                   ARTICLE VII
                               CLOSING DELIVERIES
                               ------------------

        7.1. Seller's Deliveries. At the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

        (a) An assignment and assumption agreement (the "Assignment") in the form attached to this Agreement as Exhibit A, pursuant to which Seller will transfer and assign good and marketable title to the Purchased Assets free and clear of any and all Encumbrances, and Purchaser will assume all obligations thereunder from and after the Closing;

        (b) A Warranty Bill of Sale, in substantially the form attached to this Agreement as Exhibit B;

        (c) The non-compete agreement between each of Seller and Brady and Purchaser and Parent substantially in the form attached to this Agreement as Exhibit C, pursuant to which Seller and Brady shall agree not to compete with Purchaser in the conduct of the Business for a period of two years after the Closing Date (the "Non-Compete");

        (d) The Closing Statement signed by Seller's President setting forth the Purchase Price (to the extent adjustments to the same have been made in accordance with Section 1.8 above), and other adjustments to be made at Closing;

        (e) Certified copies of the resolutions by which the corporate action on the part of Seller necessary to approve this Agreement and the transactions contemplated hereby were taken;

        (f) Incumbency certificates signed by a duly authorized officer of Seller certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

        (g) Good standing certificate of Seller issued by the Department of State of New York State dated as of a date within 30 days prior to the Closing Date, which Seller has delivered prior to the date hereof;

        (h) The opinion of counsel to Seller;

        (i) A notice to Licensees (the "Notice") in the form of Schedule 7.1 hereto advising them of the assignment and transfer of the Seller's Agreements, and for Licensees under pending or executed New Agreements that have not been completed, directing them to make payments of license fees to Seller and all other payments to Purchaser;

        (j) The Brady Guaranty to be executed by Brady;

        (k)     The Seller's Agreements; and

        (l) Such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated by this Agreement.

        7.2. Purchaser's and Parent's Deliveries. At the Closing, Purchaser and Parent shall deliver or cause to be delivered to Seller the following:

        (a) The Purchase Price, as determined in accordance with Section 1.8 above, and adjusted by any adjustments in Seller's or Purchaser's favor for the other items set out in Section 1.10 above;

        (b)     The Assignment;

        (c) The Non-Compete;

        (d) Certified copies of the resolutions by which the corporate action on the part of Purchaser and Parent necessary to approve this Agreement and the transactions contemplated hereby were taken;

        (e) Incumbency certificates signed by a duly authorized officer of Purchaser and Parent certifying the signature and office of each officer executing this Agreement or any other agreement, certificate or other instrument executed pursuant hereto;

        (f) Good standing certificates of Purchaser and Parent issued by the Delaware Secretary of State. Each dated as of a date within 30 days prior to the Closing Date;

        (g) The opinion of Oscar Schachter Esq., counsel to Purchaser;

        (h) The Notice;

        (i) An employment agreement (the "Employment Agreement") in the form of Exhibit D hereto, which the Parties expect will be countersigned at or before the Closing by MA;

        (j) All certificates of insurance that Purchaser is required to obtain and keep in force and effect from and after Closing;

        (k) The Parent Guaranty to be executed by Parent; and

        (l) Such other documents or instruments as Seller may reasonably request to effect the transactions contemplated by this Agreement.

                                  Article VIII
                                  ------------

                              CONDITIONS PRECEDENT
                              --------------------

        8.1 Conditions to Obligations of Each Party. The obligations of each Party to consummate the transaction contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

        (a) No Injunction, etc. Consummation of the transactions contemplated by this Agreement shall not have been restrained, enjoined or otherwise prohibited by any order, injunction, decree or judgment of any court or other governmental authority.

        (b) Representations; Covenants. The representations and warranties of the other Party hereto as set forth in this Agreement shall be true and correct in all material respects at and as of the Closing Date and the such other Party shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date (including, without limitation, payment of all sums and delivery of all documentation required by this Agreement).

        (c) Documentation. All documents relating to the transactions contemplated in this Agreement and required to be delivered in accordance with
Article VII of this Agreement shall be in form and content set out in this Agreement.

                                   Article IX
                                   ----------
                                  MISCELLANEOUS
                                  -------------

        9.1. Severability If any covenant, agreement, provision or term of this Agreement is held to be invalid for any reason whatsoever, then such covenant, agreement, provision or term will be deemed severable from the remaining covenants, agreements, provisions and terms of this Agreement and will in no way affect the validity or enforceability of any other provision of this Agreement.

        9.2. Notices. All notices, requests, demands, waivers and other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if sent by receipted next-day or overnight courier delivery to the applicable address set forth below.



        If to Purchaser:                                   Copy to:
        ---------------                                    -------

        Creative Socio-Medics, Corp.                       Oscar H. Schachter
        Attn:  James Conway                                315 East 65th Street
        3500 Sunrise Highway, Suite D122                   New York, NY 10021
        Great River, New York 11739                        Fax:  (212) 202-3773

        If to Seller:


        Up until the Closing Date:Addiction
Management Systems, Inc.

        Attn:  Dr. Ronald Brady, President
        36-40 37th St.
        Long Island City, NY 11101-1606
        After the Closing Date:                        Copy to:
                                                       -------

        C/o Ronald Brady, MD                           Andrew T. Nichols
        35 Gateway Drive                               3661 Bougainvillea Rd.
        Great Neck, NY 11021                           Coconut Grove, FL 33133
                                                       305 774 9024
                                                       305 774 9025 (Fax)

-------------------------------------------------------------------------------


        or, in each case, at such other address as may be specified in writing to the other Party.

        All such notices, requests, demands, waivers and other communications shall be deemed to have been received on the day delivered, provided, however, an additional copy is also sent by telecopy (with confirmation of receipt).

        9.3. Entire Agreement. This Agreement, the schedules and exhibits attached to this Agreement, the Letter Agreement, and the Confidentiality Agreement, and the Other Sellers Documents and Other Buyers Documents constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

        9.4. Counterparts. The Parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.

        9.5. Governing Law, etc. This Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to its conflict of principles. The parties hereto waive trial by jury in any action, proceeding or counterclaim arising out of this Agreement. The provisions of this paragraph shall survive the Closing. In the event of any litigation between the parties arising out of the subject matter of this Agreement, including without limitation, any action premised upon a claimed breach of the terms, conditions or covenants of this Agreement, the prevailing party in such action shall be entitled to recover all reasonable attorney's fees, court costs and disbursements that are incurred by it, from the other party.

        9.6. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

        9.7. Assignment. This Agreement shall not be assignable or otherwise transferable by any Party hereto without the prior written consent of the other Party. Any attempted assignment by a party without the prior written consent of the other party shall be void and the assigning party shall be deemed in default hereunder. Any permitted assignments shall not relieve, alter or release the assigning party from its primary liability under this Agreement.

        9.8. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the Parties and their respective successors and permitted assigns.

        9.9. Press Releases and Public Announcements. Effective after the Closing, the parties hereto shall issue a joint press release (the "Release") in the form of Schedule 9.9 hereto. The Parties shall not issue any other oral or written announcements or releases relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties hereto, except as required by applicable law. Neither Purchaser nor Seller will release or cause or permit to be released any advertising promotion relating to, or otherwise announce or disclose or cause or permit to be announced or disclosed, the terms, conditions or substance of this Agreement without first obtaining the mutual written consent of the parties hereto.

9.10. Amendment, Waivers, etc. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by either of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

        9.11. Any matter disclosed on any Schedule to this Agreement is deemed disclosed on all other Schedules to which such disclosure would be reasonably applicable.

        9.12. Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect the meaning or interpretation of any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

        9.12. No Strict Construction; Interpretation. The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction will be applied against any Person.

        9.13. Incorporation of Exhibits and Schedules. The exhibits and schedules identified in this Agreement are incorporated by reference and made a part of this Agreement

        9.14. Performance. At all times under this agreement where certain time constraints are set forth, the parties have agreed that TIME IS OF THE ESSENCE and that no extensions of said time limits are expected or agreed to unless expressly set out in this Agreement or otherwise agreed to specifically in writing.

        9.15. Survival. The parties hereto expressly acknowledge and agree that neither party has any obligations with respect to the Premises that survive termination of this Agreement or Closing, except as specifically set forth in this Agreement. The provisions of this Section shall survive the termination of this Agreement or Closing.

        9.16. Mail. Purchaser agrees to accept all U.S. mail, UPS deliveries, and Federal Express packages addressed to Seller for a period of one year after Closing. All such deliveries shall be held by Purchaser for pick-up by a representative of Seller. Purchaser shall have no liability for its negligence, loss or damage to any such delivery.

        9.17. Name Change. As of the Closing Date, Seller execute reasonable documentation prepared by Purchaser so as to change Seller's corporate name to RACS-4, Inc. and Seller shall cease use of the initials "AMS."

        9.18. No Claim. Purchaser agrees that it will not assert any claim against the Seller Parties of any nature whatsoever in the event that any Licensees cancel or terminate Seller's Agreements after the date hereof (except in the event that any Licensee cancels or terminates its Seller's Agreement due to a misrepresentation by Seller under Article III of the Agreement.



                                    ARTICLE X
                                   DEFINITIONS
                                   -----------

        10.1. Definition of Certain Terms. The terms defined in this Section 10.1, whenever used in this Agreement (including in the schedules and exhibits), shall have the respective meanings indicated below for all purposes of this
Agreement:

        "Action" means any action, suit, arbitration or proceeding by or before an Governmental Authority, whether criminal, civil, regulatory or otherwise.

        "Agreement" means this Asset Purchase Agreement, including the attached Exhibits and Schedules.

        "Applicable Law" means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority and (ii) Governmental Approvals.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consents" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license exemption or order of, registration, certificate, declaration of filing with, or report or notice to, any person, including, but not limited to any Governmental Authority.

        "Encumbrances" means mortgages, liens, encumbrances, security interests, claims, charges, or other legal or equitable encumbrances and any other matters affecting title (including, in the case of real property, rights-of-way, easements and encroachments).

        "Governmental Approval" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of registration, certificate, declaration or filing with, or report or notice with or to any Governmental Authority.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or Instrumentality of the United States, any State of the United States or any political subdivision, thereof, and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

        "Known" or "Knowledge" means the actual personal knowledge, without independent investigation, of an individual employed by a Party for whom a significant portion of his or her duties relates to matters as to which the applicable representation or warranty is made hereunder.

        "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

        "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, franchise, withholding, social security, unemployment, disability, real property, personal property, sales, use or transfer tax, value added tax, including any interest, penalty, or addition thereto, whether disputed or not.

        "Tax Return" means any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        10.2. Additional Terms. The terms "hereof," "herein" and "hereunder" and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. The term including as used in this Agreement is used to list items by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein. As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires. Section, Article, clause, Exhibit and Schedule references contained in this Agreement are references to sections, clauses and schedules in or to this Agreement, unless otherwise specified.


        IN WITNESS WHEREOF, the Parties have duly executed this Asset Purchase Agreement as of the date first above written.

                                 "SELLER"

                                 ADDICTION MANAGEMENT SYSTEMS, INC.


                                 By: /s/ Ronald Brady
                                     ----------------------------
                                        Ronald Brady, MD

                                 Its: President
                                     ----------------------------


                                 "PURCHASER"
                                 CREATIVE SOCIO-MEDICS CORP.


                                 By:  /s/ A. F. Grisanti
                                      ---------------------------
                                         A.F. Grisanti

                                 Its:  C.F.O.
                                      --------------------------

                             EXHIBITS AND SCHEDULES
                             ----------------------


Exhibit A -     Assignment
Exhibit B -     Warranty Bill of Sale
Exhibit C -     Non-Compete Agreement
Exhibit E -     Brady Guaranty
Exhibit E-1-    Parent Guaranty

Schedule 1.1(a) - Intellectual Property
Schedule 1.1(b) - Seller's Agreements
Schedule 1.1(c) - Equipment (Non-Inventory)
Schedule 1.1(d) - Other Assets
Schedule 1.1(i) - 3rd Party Software
Schedule 1.5 -    Notice to Licensees
Schedule 1.7 -    Allocation of Purchase Price
Schedule 2.1 -    Closing Statement
Schedule 3.4 -    Litigation
Schedule 3.6 -    Liens - Lease
Schedule 3.7 -    Material Contracts
Schedule 3.10 -   List of Employees and Independent Contractors
Schedule 3.11 -   Employee Benefit Plans
Schedule 3.12 -   Tax Matters - None
Schedule 5.1 -    Employment Agreement with Matthew Arnheiter
Schedule 5.5 -    Continuing Employees - Same as Schedule 3.10
Schedule 6.8 -    Net Proceeds
Schedule 9.9 -    Press Release

                                    EXHIBIT A

      ASSIGNMENT OF LEASE AND SELLER'S AGREEMENTS, AND ASSUMPTION AGREEMENT
      ---------------------------------------------------------------------

KNOW ALL MEN BY THESE PRESENTS that, ADDICTION MANAGEMENT SYSTEMS, INC., a New York corporation, having an office at 36-40 37th St., Long Island City, NY 11101-1606 ("Assignor"), in consideration of Ten ($10.00) Dollars and other good and valuable consideration in hand paid by Creative Socio-Medics Corp., a Delaware corporation, having an office at 3500 Sunrise Highway, Suite D122, Great River, New York 11739 ("Assignee"), the receipt and sufficiency of which are hereby acknowledged, hereby assigns unto Assignee all of Assignor's right, title and interest in and to (1) that certain lease (the "Lease") between Assignor, as tenant, and Telebeam Plaza Corporation, as landlord, dated as of October 16, 2003 with respect to certain land and improvements described therein located at 36-40 37th St., Long Island City, NY (the "Premises"), as and (2) those certain software license and support agreements (the "Seller's Agreements") set out in Schedule 1 hereto, all in accordance with the terms of that certain Asset Purchase Agreement (the "Purchase Agreement") between Assignor, as seller, and Assignee, as purchaser dated as of June 17, 2005 (and all capitalized and undefined terms used herein will have the meanings given to them in the Purchase Agreement);

TO HAVE AND TO HOLD the same unto Assignee, its successors and assigns, from and after the date hereof, subject to the terms, covenants, conditions and provisions contained in the Lease and Seller's Agreement;

RESERVING, HOWEVER, to Assignor and its predecessors, successors and assigns,
(a) the right to be saved, indemnified, defended and held harmless by the licensees under the Seller's Agreements from and against any claims, actions, proceedings or other matters for which the licensor and/or servicor thereunder would be or is indemnified under the terms thereof (or any documents entered into in connection therewith); and (b) the right to receive the Pre-Billed Amount.

Assignor warrants and represents that (1) it is the tenant under, the Lease and that the Lease has not been modified and is in full force and effect as of the date hereof, but Assignor makes no representation as to whether it has the right to transfer and assign the Lease; and (2) the Seller's Agreements are in full force and effect and have not been modified or amended, except as set forth in or permitted by the Purchase Agreement. Assignor specifically reserves to itself all rights with respect to any arrears in payments or charges accrued under the Seller's Agreements for any period prior to the date hereof, in accordance with the terms of the Purchase Agreement.

Assignee hereby assumes the performance of all of the terms, covenants and conditions of the Lease and Seller's Agreements arising from and after the date hereof and hereby agrees to perform all of the terms, covenants and conditions of (x) the Lease to be performed on, from and after the date hereof, all with the full force and effect as if Assignee had signed the Lease originally as the tenant named therein, and (y) the Seller's Agreements to be performed on, from and after the date hereof, all with the full force and effect as if Assignee had signed the Seller's Agreements originally in place and stead of Assignor. Assignee does hereby agree for itself, its successors and assigns, to indemnify, defend and save Assignor, its successors and assigns, harmless from and against any and all claims and liability asserted or arising in connection with the performance by Assignee under the Lease and Service Agreements from and after the date hereof, in accordance with the terms of the Purchase Agreement.

Assignor does hereby agree for itself, its successors and assigns, to indemnify, defend and save Assignee, its successors and assigns, harmless from and against any and all claims and liability asserted or arising in connection with (a) the Lease attributable to any period prior to the date hereof (excluding, however, any claim by the landlord that the assignment hereunder is in breach of the Lease), and (b) the Seller's Agreements attributable to any period prior to the date hereof (excluding, however, any claim by any licensee thereunder that the assignment hereunder is in breach of its Service Agreement), and made on or before the first anniversary of the date of this Assignment.

IN WITNESS WHEREOF, the parties hereto have signed this instrument as of this 17th day of June 2005.



ASSIGNOR:  ADDICTION MANAGEMENT SYSTEMS, INC.    CREATIVE SOCIO-MEDICS CORP.



By: /s/ Ronald Brady MD                          BY: /s/ A.F. Grisanti
    -----------------------------                    --------------------------
    Ronald Brady, MD., President                     A.F. Grisanti, CFO

                                    EXHIBIT B

                      WARRANTY BILL OF SALE AND ASSIGNMENT
                                       AND
                              ASSUMPTION AGREEMENT

This Warranty Bill Of Sale And Assignment And Assumption Agreement (the "Bill of Sale") is made and entered into as of June 17, 2005, by and between Creative Socio-Medics Corp., a Delaware corporation (the "Purchaser"), and Addiction Management Systems, Inc., a New York Corporation (the "Seller").

RECITALS

A. Seller, Purchaser, and Netsmart Technologies, Inc. have entered into that certain Asset Purchase Agreement dated as of June 17, 2005, (the "Purchase Agreement"). Capitalized terms used but not defined in this Bill of Sale shall have the meanings given to them in the Purchase Agreement.

   For good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties agree as follows:

1. Seller hereby sells, transfers, assigns, conveys and otherwise delivers to Purchaser all of its right, title and interest in and to the Purchased Assets (other than the Seller's Agreements), free and clear of all Encumbrances, except as provided in the Purchase Agreement.


2. Seller covenants and agrees with Purchaser and its successors and assigns that Seller will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, any and all such further acts, instruments, papers and documents as may reasonably be necessary to carry out and effectuate the intent and purpose of the Purchase Agreement and this Bill of Sale, provided the same do not increase any of Seller's obligations or liabilities or require Seller to incur any cost or expense not reimbursed by Purchaser.

3. This Bill of Sale has been executed and delivered in the State of New York and shall be construed and enforced in accordance with the laws of such state, without regard to its conflict of laws principles.

4. This Bill of Sale is being executed and delivered in accordance with the Purchase Agreement.

5. This Bill of Sale may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument.



                                           Addiction Management Systems, Inc.

                                           /s/ Ronald Brady
                                           ----------------------------
                                               By: Dr. Ronald Brady
                                                   President



                                           Creative Socio-Medics Corp.

                                           /s/ A.F. Grisanti
                                           ----------------------------
                                               By:  A.F. Grisanti
                                               Title:  CFO

                                    EXHIBIT C

              COVENANT NOT TO COMPETE AND NON-SOLICIATION AGREEMENT
              -----------------------------------------------------


        This Covenant Not To Compete And Non-Solicitation Agreement (the "Covenant") is made and entered into as of June 17, 2005, by Dr. Ronald Brady ("Brady"), and Addiction Management Systems, Inc., a New York corporation ("Seller", and together with Brady "Covenanters") in favor of Netsmart Technologies, Inc., a Delaware corporation ("Parent") and Creative Socio-Medics Corp., a Delaware corporation, and a subsidiary of Parent ("Purchaser," and together with Parent, "Covenantees").

                                    RECITALS:

        A. Covenanters are parties to an Asset Purchase Agreement dated June 17, 2005, (the "Purchase Agreement"), pursuant to which Covenantees purchased from Covenanters (the "Acquisition") certain of the assets of the Seller's business of developing, licensing and servicing computer software for managing the clinical record keeping and certain other requirements of organizations and facilities which provide addiction management services to their clients (the "Business");

        B. The execution and delivery of this Covenant is being made in accordance with the terms of the Purchase Agreement.

        NOW, THEREFORE, for and in consideration of mutual agreements and premises contained in the Purchase Agreement, the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are acknowledged, Covenanters and Covenantees agree as follows:

        1. Covenanters covenant, warrant and agree, for the benefit of Covenantees, their parents and subsidiaries, and their respective successors and assigns (collectively, the "Covenant Beneficiaries"), that without first obtaining Covenantees' express written consent, Covenanters shall not, either directly or indirectly:

               (a) for a period of two (2) years commencing on the date of this Covenant (the "Covenant Period"), engage or compete with any of the Covenant Beneficiaries in the Business (defined below), or any facet of the Business, anywhere within the United States of America (collectively, the "Area of Non-competition");

               (b) during the Covenant Period, have any interest in or be associated with (whether as a shareholder, partner, member, associate, owner or otherwise) any corporation,
                      partnership,   limited  liability  company,   association,
                      trust, firm or other enterprise which competes with any of the Covenant Beneficiaries in the Business or any part of the Business, anywhere within the Area of Non-competition; except that notwithstanding the
                      foregoing,   the  Covenanters  may  (i)  invest  in  any
                      publicly-held   business  entity  engaged  in  the
                      Business, if the Covenanters' aggregate investment does not exceed one (1.0%) percent in value of the issued and outstanding equity securities of such business entity, and (ii) continue to manage and operate, and be an employee of or otherwise involved in, the Bridge Plaza Treatment & Rehabilitation Center (or its successors or affiliates);

               (c) divert from any of the Covenant Beneficiaries, or by aid of others, do anything which diverts from any of the Covenant Beneficiaries, any trade or business related to the Business with any customer or vendor of any of the Covenant Beneficiaries;

               (d) solicit, induce or attempt to induce any employee, or any independent contractor who is retained by any of any of the Covenant Beneficiaries to perform services relating to the Business or relating to any other software business of Covenant Beneficiaries to (i) leave the employment of or terminate his, her or its contractual relationship with such Covenant Beneficiaries, or (ii) enter into the employ of or a contractual relationship with any Covenanter, any entity in which any Covenanter has any interest, or any competitor of any of the Covenant Beneficiaries; (except that in no event will any Covenanter be deemed to be in violation of this provision in the event that any employee or independent contractor responds to any advertisement or other general solicitation not directed specifically at such party made by a publicly held company in which a Covenanter has an interest) or

               (e) use, publish, disseminate, distribute or otherwise disclose any Confidential Information (defined below). Notwithstanding this clause (e), Covenanters may disclose Confidential Information if required (and then only to the extent required) by applicable law; provided, however, that prior to any such disclosure,
                      Covenanters   must  provide   Covenantees   with  written
                      notice  of  such  pending disclosure,   sufficiently  in
                      advance  thereof  so  as  to  allow   Covenantees  a
                      reasonable opportunity to contest such required disclosure; and provided, further, that in connection with any such required disclosure, Covenanters must use reasonable efforts to cause the intended recipient to treat the Confidential Information required to be disclosed confidentially and otherwise in accordance with this clause (e).

        As used in this Covenant, the term "Business" shall have the meaning ascribed to it in the Purchase Agreement. As used in this Covenant, the term "Confidential Information" means any and all information, regardless of nature or kind, which in any way is related to or concerns the Covenanters or the Business (including, without limitation, information relating to trade secrets, marketing strategies, methods of operation, machinery, equipment, distribution processes, sources of supplies, operating and other cost data, customer lists and customer contacts, agreements and their terms and conditions, and any other information which is not generally known), whether disclosed orally or in writing, and whether learned, acquired or known by Covenanters prior to or after the date of this Covenant, except that which Covenanters can demonstrate: (a) prior to the date of this Covenant, was generally publicly available; or (b) after the date of this Covenant, (i) becomes publicly available without fault of or action on the part of Covenanters, or (ii) is acquired by Covenanters from a third party, free of any restrictions as to its disclosure.

2. The parties intend that the covenants set forth in paragraph 1 above shall be a series of separate covenants with respect to each of the Covenant Beneficiaries. The parties acknowledge and agree that the covenants set forth in paragraph 1 above are reasonable and valid in geographical and temporal scope and in all other respects. If any court determines that any covenant set forth in paragraph 1 above, or any portion of any such covenant, is invalid or unenforceable, the remainder of the covenants set forth in paragraph 1 above shall not be affected and shall be given full force and effect, without regard to the invalid covenant or the invalid portion. If any court determines that any covenant set forth in paragraph 1 above, or any portion of any such covenant, is unenforceable because of its duration or geographic scope, such court shall have the power to reduce such duration or scope, as the case may be, and to enforce such covenant or portion in such reduced form. The parties intend to and hereby confer jurisdiction to enforce the covenants set forth in paragraph 1 above on the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the covenants set forth in paragraph 1 above, or any portion of any such covenant, unenforceable by reason of the breadth of such scope or otherwise, it is the parties' intention that such determination not bar or in any way affect the right of the Covenant Beneficiaries to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions.

3. The parties covenant and agree that in the event of a breach or attempted breach of any of the covenants set forth in paragraph 1 above, in addition to any and all legal and equitable remedies immediately available, such covenants may be enforced by a temporary and/or permanent injunction in an action in equity, without the necessity of posting a bond. The parties acknowledge that the remedy at law for a breach or threatened breach of any of the covenants set forth in paragraph 1 above would be inadequate.

4. This Covenant shall not be assignable by Covenanters. The Covenantees shall be permitted to assign this Covenant in connection with a merger of Purchaser or Parent pursuant to which Purchaser or Parent is the non-surviving corporation or a sale or other transfer of substantially all of either of Purchaser's or Parent's assets, no matter how effected.

5. This Covenant shall be binding on and shall inure to the benefit of Covenanters, the Covenant Beneficiaries and their respective successors and assigns.

6. This Covenant shall be construed in accordance with and governed by the laws of the State of New York, without regard to its conflict of laws principles. The parties hereto waive trial by jury in any action, proceeding or counterclaim arising out of this Agreement. In the event of any litigation between the parties arising out of the subject matter of this Covenant, the prevailing party in such action shall be entitled to recover all reasonable attorney's fees, court costs and disbursements that are incurred by it, from the other party.

7. This Covenant may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Facsimile or photostatic copies of signatures to this Covenant shall be deemed to be originals and may be relied on to the same extent as the originals.


        IN WITNESS WHEREOF, the parties have executed this Covenant Not to Compete and Non-Solicitation Agreement as of June 17, 2005.


                                            Addiction Management Systems, Inc.
                                            A New York corporation


                                            By:  /s/ Ronald Brady
                                                 --------------------------
                                                   Dr. Ronald Brady

                                            Its: President
                                                 --------------------------

                                                 /s/ Ronald Brady
                                                 --------------------------
                                                   Dr. Ronald Brady


                                            Netsmart Technologies, Inc.,
                                            a Delaware corporation



                                            By:  /s/ A.F. Grisanti
                                                 --------------------------

                                            Its: C.F.O.
                                                 --------------------------


                                            Creative Socio-Medics Corp.,
                                            a Delaware corporation


                                            By:  /s/ A.F. Grisanti
                                               ----------------------------

                                            Its: C.F.O.
                                                 --------------------------

                                    EXHIBIT E
                                 Brady Guaranty
                                 --------------

                                    GUARANTY
                                    --------


THIS GUARANTY, dated as of this 17th day of June 2005, ("Guaranty"), is made and delivered by Dr. Ronald Brady, ("Guarantor'), to and for the benefit of Creative Socio-Medics Corp., a Delaware corporation (the "Purchaser"), and its successors and assigns (the "Beneficiary").

RECITALS

A. Guarantor is the controlling principal of Addiction Management Systems, Inc., a New York corporation ( the "Seller"). Beneficiary and Seller are parties to an Asset Purchase Agreement, of even date herewith (the "APA).

B. Guarantor has agreed to guaranty the obligations of Seller under Section 6.8 of the APA (the "Section 6.8 Obligations") in the event Seller fails to satisfy or discharge such Section 6.8 Obligations as required by the terms of the APA, subject to and under the terms of this Guaranty.

NOW THEREFORE, in consideration of the foregoing recitals, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary the Seller's due performance of the Section 6.8 Obligations. Guarantor hereby represents, stipulates and acknowledges that he has received reasonably equivalent value for his obligations under this Guaranty.

2. Enforcement Costs. Guarantor shall hold Beneficiary harmless from all liabilities, damages, costs and expenses, including such Beneficiary's reasonable attorneys' fees and expenses, that may be incurred in the enforcement of this Guaranty or any provision hereof (collectively, such liabilities, damages, costs and expenses, together with the Section 6.8 Obligations, are the "Obligations").

3. Modifications and Waivers.

(a) Modification of Seller's Obligations. Beneficiary, in their sole discretion and from time to time and at any time, and without affecting, impairing or discharging any Obligations, may: (i) take any Modification Action; and (ii) enforce or exercise in any sequence whatsoever, or waive, fail or refuse to enforce or exercise, any one or more claims, rights or remedies. of any kind or nature, which Beneficiary may at any time have against Seller. The term "Modification Action" means: (x) any change to, or amendment or modification of, the APA (y) any extension, in whole or in part, of the time for or terms of performance of any obligation of Seller; and (z) any settlement, compromise, release, substitution, surrender, modification, forbearance or impairment of any
Section 6.8 Obligation.

(b) No Modification or Waiver of Guaranty Unless In Writing. No amendment or modification of this Guaranty, nor any waiver or modification of any right or remedy of the Beneficiary hereunder shall be enforceable against the Beneficiary unless such amendment, modification or waiver is set forth in a written agreement executed by such Beneficiary.

4. Guaranty Absolute. This Guaranty is an absolute, continuing, unconditional and unlimited guaranty of the Obligations. Beneficiary: (i) may proceed against Guarantor upon the occurrence of any default by Seller of any of its Obligations; and shall not be required to take any action or commence any proceeding of any kind against Seller contemporaneously with or before proceeding against Guarantor. The liability of Guarantor hereunder shall continue in full force and effect until all Obligations are fully and indefeasibly met by Seller or otherwise are satisfied in full; and shall not be reduced, affected, impaired, or discharged, in whole or in part, by any payment which any Beneficiary thereafter returns, refunds or pays, in whole or in part, to Seller or to any successor, assign or successor-in-interest to Seller (including any receiver. liquidator, trustee in bankruptcy, trustee for the benefit of creditors or any debtor-in-possession in a case under title 11 of the United States Code, as amended from time to time (the "Bankruptcy Code"), or any other person or entity acting as an officer of a court or as a fiduciary for creditors), in settlement or pursuant to a judgment or order, in respect of the assertion of any claim of any kind relating thereto, including any claim of breach of contract, breach of warranty. illegality, invalidity, actual or constructive fraud, under Sections 544, 547, 548, 549 or 550 of the Bankruptcy Code, under other federal law or under applicable state law.

5. Waiver of Notice, Etc. Guarantor irrevocably waives; (a) notice of the acceptance of this Guaranty by the Beneficiary; (b) notice of presentment, demand for payment, non-payment and protest of any other obligation of Seller;
(c) any and all rights to notice of, or to consent to, any action that Beneficiary may take in accordance with Section 3(a) hereof; (d) unless and until Beneficiary shall have received indefeasible payment in full of all Obligations; and (e) its right to demand a trial by jury in any case, action or proceeding that involves a claim, demand, action or cause of action arising under or out of, or otherwise relating to this Guaranty.

6. Governing Law. THIS GUARANTY SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

7. Jurisdiction; Venue. Any action, proceeding or claim commenced by the Beneficiary or the Guarantor, against the other pursuant to this Guaranty must be brought in the New York Supreme Court for the County of Nassau. Seller, the Beneficiary and Guarantor each irrevocably and unconditionally commits to the in person jurisdiction of such Court and waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court. Any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in such court, that such court does not have jurisdiction over the person of such party.

8. Notices: All notices to Guarantor shall be delivered by Federal Express or other receipted, overnight delivery service as follows:

If to Seller or Guarantor:
35 Gateway Drive
Great Neck, NY  11021

With a copy to:
Andrew T. Nichols
3661 Bougainvillea Rd.
Coconut Grove, FL 33133

If to Beneficiary:
Attn:  James Conway
3500 Sunrise Highway, Suite D122
Great River, New York 11739

With a copy to

Oscar H. Schachter, Esq.
315 East 65th Street
New York, NY 10021

8. Final Judgment. Beneficiary and Guarantor each agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

9. Successors and Assigns. This Guaranty is and shall be: binding on Guarantor and its successors and assigns; and inure to the benefit of Beneficiary and its successors and assigns.

10. Severability. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be unenforceable in whole or part, then such provision shall be ineffective (but only to the extent that such provision is unenforceable) and the balance of this Guaranty shall be deemed valid and enforceable and construed as if the offending provision had been omitted or deleted from this instrument.

11. Guarantor stipulates and agrees that it has been adequately represented in the negotiation of this Guaranty and consequently that this Guaranty and the terms and provisions hereof shall not be interpreted or construed against Beneficiary.

IN WITNESS WHEREOF. this Guaranty has been duly executed and delivered by the Guarantor as of the date first set forth above.

GUARANTOR:                                  BENEFICIARY
                                            Creative Socio-Medics Corp.

/s/ Ron Brady                               By:  /s/ A.F. Grisanti
------------------------                         -------------------------
Dr. Ronald Brady                            Name:  Anthony F. Grisanti
                                            Title: C.F.O.





Sworn to before me this 17th day of June 2005

/s/ Nancy L. Spotton
-----------------------------
Notary Republic

                                   EXHIBIT E-1
                                 Parent Guaranty

                                    GUARANTY
                                    --------

THIS GUARANTY, dated as of this 17th day of June 2005, ("Guaranty"), is made and delivered by Netsmart Technologies, Inc., a Delaware corporation ("Guarantor"), to and for the benefit of Addiction Management Systems, Inc., a New York corporation (the "Beneficiary").

RECITALS

A. Guarantor is the sole shareholder of Creative Socio-Medics Corp. ("CSM"), the purchaser under an Asset Purchase Agreement of even date herewith (the "APA") with Beneficiary, as the seller thereunder.

B. Guarantor has agreed to guaranty all of the obligations of CSM under the APA and Other Buyer Documents defined therein (the "APA Obligations") in the event Purchaser fails to satisfy or discharge such APA Obligations as required by the terms of the APA and/or Other Buyer Documents, subject to and under the terms of this Guaranty.

NOW THEREFORE, in consideration of the foregoing recitals, and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees as follows:

1. Guaranty. Guarantor hereby unconditionally and irrevocably guarantees to the Beneficiary the APA Obligations. Guarantor hereby represents, stipulates and acknowledges that it has received reasonably equivalent value for its obligations under this Guaranty.

2. Enforcement Costs. Guarantor shall hold Beneficiary harmless from all liabilities, damages, costs and expenses, including such Beneficiary's reasonable attorneys' fees and expenses, that may be incurred in the enforcement of this Guaranty or any provision hereof (collectively, such liabilities, damages, costs and expenses, together with the APA Obligations, are the "Obligations").

3. Modifications and Waivers.

(a) Modification of CSM's Obligations. Beneficiary, in its sole discretion and from time to time and at any time, and without affecting, impairing or discharging any Obligations, may: (i) take any Modification Action; and (ii) enforce or exercise in any sequence whatsoever, or waive, fail or refuse to enforce or exercise, any one or more claims, rights or remedies of any kind or nature, which Beneficiary may at any time have against CSM. The term "Modification Action" means: (x) any change to, or amendment or modification of, the APA (y) any extension, in whole or in part, of the time for or terms of performance of any obligation of CSM; and (z) any settlement, compromise, release, substitution, surrender, modification, forbearance or impairment of any Obligation.

(b) No Modification or Waiver of Guaranty Unless In Writing. No amendment or modification of this Guaranty, nor any waiver or modification of any right or remedy of any Beneficiary hereunder shall be enforceable against any Beneficiary unless such amendment, modification or waiver is set forth in a written agreement executed by each Beneficiary.

4. Guaranty Absolute. This Guaranty is an absolute, continuing, unconditional and unlimited guaranty of the Obligations. Beneficiary: (i) may proceed against Guarantor upon the occurrence of any default by CSM of any of its obligations under the APA or Other Buyer Documents; and shall not be required to take any action or commence any proceeding of any kind against CSM contemporaneously with or before proceeding against Guarantor. The liability of Guarantor hereunder shall continue in full force and effect until all Obligations are fully and indefeasibly met by CSM or otherwise are satisfied in full; and shall not be reduced, affected, impaired, or discharged, in whole or in part, by any payment which any Beneficiary thereafter returns, refunds or pays, in whole or in part, to CSM or to any successor, assign or successor-in-interest to CSM (including any receiver. liquidator, trustee in bankruptcy, trustee for the benefit of creditors or any debtor-in-possession in a case under title 11 of the United States Code, as amended from time to time (the "Bankruptcy Code"), or any other person or entity acting as an officer of a court or as a fiduciary for creditors), in settlement or pursuant to a judgment or order, in respect of the assertion of any claim of any kind relating thereto, including any claim of breach of contract, breach of warranty. illegality, invalidity, actual or constructive fraud, under Sections 544, 547, 548, 549 or 550 of the Bankruptcy Code, under other federal law or under applicable state law.

5. Waiver of Notice, Etc. Guarantor irrevocably waives; (a) notice of the acceptance of this Guaranty by the Beneficiary; (b) notice of presentment, demand for payment, non-payment and protest of any other obligation of CSM; (c) any and all rights to notice of, or to consent to, any action that Beneficiary may take in accordance with Section 3(a) hereof; (d) unless and until Beneficiary shall have received indefeasible payment in full of all Obligations; and (e) its right to demand a trial by jury in any case, action or proceeding that involves a claim, demand, action or cause of action arising under or out of, or otherwise relating to this Guaranty.

6. Governing Law. THIS GUARANTY SHALL BE GOVERNED, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PROVISIONS THEREOF.

7. Jurisdiction; Venue. Any action, proceeding or claim commenced by the Beneficiary or the Guarantor, against the other pursuant to this Guaranty must be brought in the New York Supreme Court for the County of Nassau. Seller, the Beneficiary and Guarantor each irrevocably and unconditionally commits to the in person jurisdiction of such Court and waives, to the fullest extent permitted by law, any objections which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court. Any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in such court, that such court does not have jurisdiction over the person of such party.

8. Notices: All notices to Guarantor shall be delivered by Federal Express or other receipted, overnight delivery service as follows:

If to Guarantor:

Attn:  James Conway
3500 Sunrise Highway, Suite D122
Great River, New York 11739

With a copy to

Oscar H. Schachter, Esq.
315 East 65th Street
New York, NY 10021


If to Beneficiary:
35 Gateway Drive
Great Neck, NY  11021

With a copy to:
Andrew T. Nichols
3661 Bougainvillea Rd.
Coconut Grove, FL 33133

8. Final Judgment. Beneficiary and Guarantor each agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

9. Successors and Assigns. This Guaranty is and shall be: binding on Guarantor and its successors and assigns; and inure to the benefit of each Beneficiary and their respective successors and assigns.

10. Severability. If any provision of this Guaranty shall be determined by a court of competent jurisdiction to be unenforceable in whole or part, then such provision shall be ineffective (but only to the extent that such provision is unenforceable) and the balance of this Guaranty shall be deemed valid and enforceable and construed as if the offending provision had been omitted or deleted from this instrument.

11. Guarantor stipulates and agrees that it has been adequately represented in the negotiation of this Guaranty and consequently that this Guaranty and the terms and provisions hereof shall not be interpreted or construed against Beneficiary.

12.     Guarantor hereby represents the following to Beneficiary:

A. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

B. Guarantor has the requisite corporate power and authority to execute and deliver this Guaranty, and to perform its obligations hereunder. The Board of Directors and, if necessary, the shareholders, of Guarantor have taken all action required to authorize the execution and delivery of this Guaranty by Guarantor, the performance of the obligations of the Guarantor hereunder and thereunder and the consummation by Guarantor of the transactions contemplated hereby. No other corporate proceedings on the part of Guarantor are necessary to authorize the execution and delivery of this Guaranty or the performance by Guarantor of its obligations hereunder. This Guaranty constitutes the legal, valid and binding obligation of Guarantor, enforceable against it accordance with the terms hereof.

C. The execution, delivery and performance by the Guarantor of this Guaranty does not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both): (a) any Applicable Law applicable to Guarantor, (b) the certificate of incorporation or by-laws or other organizational documents of Guarantor or (c) any material contract, agreement or other instrument to which Guarantor is a party or by which it is bound.

D. There is no material action pending, or to the Guarantor's knowledge threatened, against or relating to the Guarantor or relating to the transactions contemplated by this Guaranty that would have a material adverse effect on its ability to satisfy the Obligations.

E. The Guarantor has funds available to satisfy the Obligations hereunder in accordance with their terms, and Guarantor's bank has approved the transactions contemplated hereby.

F. Except for current liabilities incurred by Guarantor directly in connection with the operation of its businesses in the ordinary course since January 1, 2005, Guarantor has not incurred any material debts, liabilities or obligations of any nature or kind (whether absolute, accrued, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into, at or prior to the date hereof, or any action or inaction at or prior to the date hereof or any state of facts existing at or prior to the date hereof and which could affect, in any material way, on Guarantor's ability to enter into or consummate this Guaranty or perform the Obligations hereunder.

G. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required to be made or obtained by Guarantor in connection with the execution or delivery by it of this Guaranty, or the performance by the Guarantor of its obligations hereunder.


IN WITNESS WHEREOF, this Guaranty has been duly executed and delivered by the Guarantor as of the date first set forth above.

GUARANTOR:                                  BENEFICIARY
Netsmart Technologies, Inc                  Addiction Management Systems, Inc

/s/ A.F. Grisanti                           By: /s/ Ron Brady
--------------------------                  --------------------------
Name:  A.F. Grisanti                        Name: Ronald Brady, M.D., President
Title: C.F.O.                               Title:


Sworn to before me this 17th day of June 2005

/s/ Nancy L. Spotton
-----------------------------
Notary Republic